Exhibit No. 99.1

NEWS RELEASE

Piedmont Natural Gas Rate Increases Approved in NC and SC

CHARLOTTE, NC – (October 30, 2002) — The North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC) have issued orders approving overall rate increases for Piedmont Natural Gas totaling $22.2 million effective November 1. The orders include new rates designed to improve the Company’s recovery of its distribution costs and a rate structure that more properly aligns rates with its seasonal costs of serving customer classes.

The rate increases result from the general rate increase requests originally filed by Piedmont in March 2002 in North Carolina and in May 2002 in South Carolina. The NCUC order is designed to give the Company the opportunity to increase its annual revenues by $13.8 million in North Carolina. The PSCSC order is designed to give the Company the opportunity to increase its annual revenues by $8.4 million in South Carolina.

Next week, the Company intends to issue earnings guidance for its fiscal year beginning November 1, 2002.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 725,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

Contacts:
Piedmont Natural Gas
Corporate Communications, Stephen D. Conner: 704.731.4205
Investor Relations, Headen Thomas: 704.731.4438

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